Exhibit 23.1

CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders:

We consent to incorporation by reference in the registration statements (Nos. 33-57585, 333-21093, 333-82782) on Form S-8 and statements (Nos. 333-01127, 333-72122) on Form S-3 of our report dated October 10, 2002, relating to the consolidated balance sheet of Costco Wholesale Corporation and subsidiaries as of September 1, 2002, and the results of their operations and their cash flows for the year then ended, which report appears in the September 1, 2002 annual report on Form 10-K of Costco Wholesale Corporation.

/S/  KPMG LLP

Seattle, Washington
November 21, 2002